The following was issued by Boise Cascade Corp.


FOR IMMEDIATE RELEASE:  December 15, 1998


         BOISE CASCADE ANNOUNCES COST REDUCTIONS, RESTRUCTURING

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                 Pretax Savings of $70 Million Expected


	BOISE, Idaho -- Boise Cascade Corp. (NYSE:BCC) announced today a companywide cost-reduction initiative and the restructuring of certain operations. These efforts are expected to generate annualized pretax savings of approximately $70 million by the end of 1999 and will result in a pretax write-off of approximately $40 million, or 42 cents per share after tax, in the fourth quarter of 1998.

	"In light of the ongoing global financial crisis and the weak business environment that I believe still lies ahead, we are taking steps to permanently reduce our cost of doing business," said George J. Harad, chairman of the board and chief executive officer. "These steps also are a natural outgrowth of the several focusing and restructuring efforts the company has completed over the last three years."

	Specific actions include:

	--	Restructured work, streamlined processes, and consolidated
functions will eliminate approximately 400 job positions, primarily in our manufacturing businesses and Boise headquarters. Staff reductions will occur through early retirements, layoffs, and attrition.

	--	Our paper research and development facility in Portland,
Oregon, with 55 employees, will be closed.

	--	Boise Cascade Office Products (NYSE:BOP), our 81%-held
subsidiary, announced today a pretax charge of $11 million related to a restructuring of certain of its European operations.

	--	Capital spending in our paper business will be about 35%
less than depreciation in 1998 and will be maintained at comparable levels in 1999.

	--	Selected portions of our timberlands associated with
facilities slated for closure will be sold.

	Separately, the company announced stock ownership guidelines for executive officers. These guidelines encourage officers to acquire and hold company stock ranging from one times base salary for vice presidents to three times base salary for the chief executive officer. "Implementation of these guidelines will more closely align the interests of our management with those of our shareholders," Harad said.

	Boise Cascade Corp., headquartered in Boise, Idaho, is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. The company also owns and manages over 2 million acres of timberland in the United States.

/MEDIA CONTACT: Andrew Drysdale, Boise Cascade, 208-384-7992, or home, 208/344-2206;
INVESTOR CONTACT: Vincent Hannity, Boise Cascade, 208-384-6390, or home, 208/345-8141/

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